DEFINITIVE AGREEMENT

for

Tech Foundry Ventures, Inc.’s (“TFV”) Acquisition of All Interests of Nevada Canyon Gold Corp. (“NCG”) in and to an Exploration Agreement (with Option to Form a Joint Venture), with Walker River Resources Corp. (“WRR”), dated September 15, 2015 (the “Transaction”)

December 18, 2015

1. Overview / Recitals:

Tech Foundry Ventures, Inc. is a Nevada Corporation that is a publicly traded issuer on the OTC/BB markets.

Nevada Canyon Gold Corp. is a private Nevada Corporation that holds all rights, titles and interests in and to an Exploration Agreement with an Option to form a Joint Venture with Walker River Resources Corp., a Canadian public company (TSX.V:WRR) , dated September 15, 2015 (the “Agreement”). WRR owns a 100% undivided interest in and to the Lapon Canyon Gold Property, which is the subject of the Agreement.

See Schedule “A”.

2. Terms of the Exploration Agreement and Option:	Attached hereto as Schedule A and incorporated herein in its entirety by this reference.

3. Approval of Transaction:	Both the NCG and TFV boards have approved the Transaction. WRR has also granted its written consent to the assignment of the Exploration and Option Agreement to TFV.

4. Consideration:	Full consideration for all rights subject of the Transaction consists of the cash payment of US$65,000.00 by TFV to NGC, consisting of an initial cash payment of $25,000.00 deposit (paid), and the cash payment $30,000.00 balance of $10,000 to be paid through the issuance of 100,000 Restricted common shares of TFV issued to NGC at a deemed price of $0.10, all consideration due upon the execution of this Definitive Agreement and Closing.

5. Principal Conditions to Closing:

Conditions for Closing are as follows:

(i) Board approvals of the Transaction by NCG and TFV.

(ii) WRR’s written consent to the Transaction.

(iii) Receipt of all required regulatory approvals, if any.

(iv) No material adverse change to either the structure or operations of NCG or TFV prior to Closing.

6. Closing:	This Transaction shall Close upon the full execution of this Definitive Agreement. The parties shall cooperate in the filing of appropriate notice of the Transaction, with the Option to be registered or recorded to NCG, in all necessary or desirable locations.

7. Expenses:	Each party shall pay its own expenses and attorneys’ fees incurred in connection with this Definitive Agreement and the Transaction, unless otherwise agreed in writing.

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8. Miscellaneous Provisions.

1. No Violation. Each respective party represents and warrants, for itself only, that entering into this Definitive Agreement and the consummation of the Transaction contemplated herein do not violate or cause a breach of any document, agreement or instrument to which such party is a party or by which such party or any of their assets are or may be bound.

2. Governing Law. This Definitive Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada as such laws are applied to agreements entered into and to be performed entirely within such State without giving effect to the conflicts of law provisions thereof.

3. Duty of Care to Protect Confidential Information. Any information disclosed by one party (“Disclosing Party”) to another party (“Recipient”) which is clearly marked and identified by the Disclosing Party as “Confidential Information” may not be disclosed to any third party without the prior written consent of the Disclosing Party. Each Party agrees that the other may disclose Confidential Information it receives to its subsidiaries or affiliates (or agents who have a “need to know” and have agreed to a nondisclosure obligation at least as restrictive as the terms of this section of this Definitive Agreement), all subject to the terms of this Definitive Agreement. The Recipient must provide at least the same standard of care to the protection of the Confidential Information herein as it provides to protect its own confidential information. The Recipient will not reproduce Confidential Information except to accomplish the purpose of this Definitive Agreement. Neither party will be liable to the other for inadvertent or accidental disclosure of Confidential Information if the disclosure occurs notwithstanding the party’s exercise of the same level of protection and care that such party customarily uses in safeguarding its own proprietary and confidential information.

In addition, each party warrants and represents that it has the right to disclose any and all Confidential Information that it discloses to the Recipient pursuant to this Definitive Agreement and shall indemnify Recipient from any claims arising out any assertion or claim with respect thereto. Furthermore, each party will indemnify and defend the other from all third-party claims resulting from the negligent or wrongful disclosure by it of a third-party’s confidential information. Except as specifically set forth herein, neither party makes any representation or warranty about the Confidential Information disclosed.

4. Resolution of Disputes. Except as otherwise provided herein as to injunctive relief for an unauthorized disclosure, any dispute arising under this Definitive Agreement, shall be first submitted in writing to the parties for mutual discussion and resolution. In the event that a resolution has not been reached by the parties within ten (10) days of the date of written notice of dispute, such dispute shall be submitted to, and settled by, final, binding, non-appealable arbitration. Such arbitration shall be conducted by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Commercial Arbitration Rules, existing at the date thereof, of the American Arbitration Association in Reno, Nevada.

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The parties expressly acknowledge and agree that such arbitration shall be final, binding and non-appealable. The dispute shall be submitted to three (3) arbitrators, one arbitrator being selected by Recipient, one arbitrator being selected by Disclosing Party, and the third arbitrator being selected by the two (2) so selected by the parties, or, if they cannot agree on a third, by the American Arbitration Association. In the event that either party, within twenty (20) days after any notification made to it of the demand for arbitration by the other party, shall not have selected its arbitrator and given notice thereof by registered mail to the other party, such arbitrator shall be selected by the American Arbitration Association.

The validity, construction, performance or termination of any agreement by and between the parties submitted to arbitration shall be determined on the basis of the contractual obligations of the parties and the law governing such obligations. The arbitrators shall determine their jurisdiction over persons and subject matter if such jurisdiction is challenged by one of the parties. The award or decision of the arbitrators shall be: (a) rendered in writing, not more than forty-five (45) days after the selection of such arbitrators and shall state the grounds on which the arbitrators reached their decision; (b) dated and sent to the parties by registered mail, return receipt requested; and (c) final, binding and not subject to appeal before any court, nor other jurisdiction nor any authority. The party determined by the written arbitration decision to have been the prevailing party shall, in addition to any arbitration award, be entitled to an award of all costs, expenses and attorneys’ fees incurred in the dispute, from inception of such dispute. The non-prevailing party shall also pay any and all costs and expenses of arbitration.

5. Independent Legal Advice. Each respective party acknowledges that it has obtained or had the opportunity to obtain independent legal advice in respect of this Definitive Agreement.

6. Notices. All demands, notices, requests, consents and other communications required or permitted under this Definitive Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 7), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to NCG, addressed to:

Nevada Canyon Gold Corp
1495 Ridgeview Drive, Suite 220
Reno, Nevada 89509
Attn: Mr. Christopher Hobbs
Director

If to TFV, addressed to:

Tech Foundry Ventures, Inc.
201 Santa Monica Blvd, Suite 300
Santa Monica, CA 90401-2224
Attn: Mr. Michael Levine, Director

Notices shall be deemed given upon the earliest to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Pacific Time and, if sent after 5:00 p.m. Pacific Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

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8. Finders and Brokers. Each party represents and warrants to the other that it has no agreement with respect to the payment of a fee or other compensation to any broker or finder, nor is it aware that any broker or finder is entitled to a fee or other compensation, in connection with this Definitive Agreement or the consummation of the Transaction contemplated hereby. Each party shall indemnify the other from and against any claims for brokerage commissions or finder’s fees asserted by any broker, finder or other purported agent claiming through such party in connection with the Definitive Agreement and/or the Transaction contemplated hereby.

9. General. This Definitive Agreement: (a) represents the parties’ entire understanding regarding this Definitive Agreement and Confidential Information, and supersedes any prior agreements or discussions, written or oral, regarding any other Definitive Agreement or Confidential Information; (b) may be modified only by written amendment signed by the parties’ officers or authorized designees; (c) is to be considered severable, and if any provision of this Definitive Agreement is illegal or unenforceable, the unaffected provisions will remain in effect; (d) contains headings for reference only; these headings have no effect on any provision’s meaning; and (e) does not extend to any third-party beneficiaries.

10. Waiver. If either party fails to enforce any right or remedy under this Definitive Agreement, that failure is not a waiver of the right or remedy for any other breach or failure by the other party.

SIGNATURES TO FOLLOW

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Accepted and agreed this 17th day of December, 2015

Tech Foundry Ventures, Inc.		Nevada Canyon Gold Corp.

By:	/s/ Michael Levine	By:	/s/ Christopher Hobbs
Name:	Michael Levine	Name:	Christopher Hobbs
Title:	Director	Title:	CFO and Director

Date:	December 17, 2015	Date:	December 17, 2015

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SCHEDULE A

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